MOJO Organics Inc. Reports 2020 Second Quarter Results.

JERSEY CITY, N.J., July 4, 2020// -- MOJO Organics, Inc. (OTC: MOJO) reports its results of operations for the quarter ended June 30, 2020.    The Form 10-Q is expected to be filed timely with the United States Securities and Exchange Commission.

Highlights include:

·	Q 2 2020 Net Revenue was $437,878 up from $434,738 for the same period last year

·	Operating Margin was 52% compared to 47% for 2019

·	Net Income was $6,609 compared to a net loss of $97,437 for Q 2 2019

During the second quarter of 2020 we focused on mitigating the negative impact of the coronavirus on our business. Due to the closure of hotels and corporate offices in the tristate area, we shifted our sales efforts to the grocery channel and online sales, and will continue to do so through December 31, 2020.

We continued to simplify our capital structure and financial reporting to provide investors simple and easy to understand financial structure and financial reporting, an effort to provide an uncomplicated investment decision. The company now has one class of stock and no convertible debt. As of July 4, 2020, the company had 1.5 million warrants outstanding with an exercise price of 40 cents per share. The warrants expire August 19, 2020. There were also 505,608 options outstanding with an exercise price of 16 cents per share that expire on April 6, 2022. This is down significantly from prior years. We also expect to continue the repurchase of shares during the remainder of 2020.

For additional information contact Glenn Simpson CEO MOJO Organics, Inc. at 929 264 7944 Stock Symbol: MOJO

Note:

The global coronavirus (COVID-19) pandemic has caused disruptions in supply chains, affecting production and sales across a range of industries. While this disruption is currently still expected to be temporary, there is considerable uncertainty around the duration.

The extent of the impact of COVID-19 on our operational and financial performance will depend on the effect on our customers and vendors – all of which are uncertain and cannot be predicted. The related financial impact cannot be reasonably estimated at this time.

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risk.